Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-186714) and Form S-8 (No. 333-171341, 331-180184, 333-186357, 333-193684 and 333-202471) of Aegerion Pharmaceuticals, Inc. of our report dated March 25, 2015, with respect to the statement of assets acquired and liabilities assumed of the MYALEPT product line of AstraZeneca Pharmaceuticals LP as of December 31, 2014 and the related statement of net revenues and direct expenses for the eleven months then ended, which report appears in the Form 8-K/A of Aegerion Pharmaceuticals, Inc. dated March 25, 2015.

Our report dated March 25, 2015 with respect to the financial statements of the MYALEPT product line of AstraZeneca Pharmaceuticals LP , contains an emphasis of matter paragraph that states that the statements of assets acquired and liabilities assumed and net revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of Aegerion Pharmaceuticals Inc. as described in note 2 and are not intended to be a complete presentation of all net assets and the results of operations of the MYALEPT product line of AstraZeneca Pharmaceuticals LP. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP
London, United Kingdom
March 25, 2015